Exhibit 99.1

5835 Peachtree Corners East - Norcross, GA 30092
Norcross, GA 30092

FOR IMMEDIATE RELEASE

National Cancer Institute Designates Guided Therapeutics’ LuViva™

Advanced Cervical Scan an Investment Success Story

NORCROSS, GA (December 8, 2011) – The National Cancer Institute (NCI) has designated the LuViva™ Advanced Cervical Scan by Guided Therapeutics, Inc. (OTCBB: GTHP) as one of the agency’s successful investments for developing innovative products to fight cancer.

NCI has awarded Guided Therapeutics more than $6 million in six consecutive grants since 2001 to develop LuViva, a new technology designed to scan the cervix with light to detect precancer and provide a result immediately. The full story from NCI can be accessed on line at: http://sbir.cancer.gov/success/stories/guided_therapeutics/index.asp.

“We are honored that LuViva has been acknowledged as a successful investment by the world’s leading cancer research organization,” said Mark L. Faupel, Ph.D., CEO and president of Guided Therapeutics, Inc. “This recognition underscores LuViva’s unique approach for improving the standard of care in cervical disease detection. The NCI is a valuable partner in the development of LuViva, and the collaborative support of the agency makes innovation like ours possible.”

LuViva is currently under U.S. Food and Drug Administration (FDA) premarket application review. The FDA has informed Guided Therapeutics that the agency expects to rule on the application by January 20, 2012.

LuViva scans the cervix with light to identify cancer and pre-cancer painlessly and non-invasively. Guided Therapeutics’ patented biophotonic technology is able to distinguish between normal and diseased tissue by detecting biochemical and morphological changes at the cellular level. Unlike Pap or HPV tests, LuViva does not require laboratory analysis or a tissue sample, and is designed to provide immediate results at the point of care, eliminating costly and painful testing.

NCI Small Business Innovation Research (SBIR) and Small Business Technology Transfer (STTR) programs are an important source of early-stage technology financing for small businesses. The NCI SBIR & STTR Programs foster research and development for anticancer agents, biomarkers, informatics, medical devices, nanotechnology, proteomics, pharmacodynamics, and many other biotechnologies, as well as programs designed to prevent, diagnose, and treat cancer.

The NCI is part of the National Institutes of Health, which is one of 11 agencies that make up the U.S. Department of Health and Human Services.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP) is developing a rapid and painless testing platform for the early detection of disease based on its patented biophotonic technology that utilizes light to detect disease at the cellular level. The Company’s first planned product is the LuViva™ Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics has also entered into a partnership with Konica Minolta Opto to develop a non-invasive test for Barrett’s esophagus using the same technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva™ Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use.

The LuViva mark, LuViva and wave logo, and "Early detection, better outcomes" are trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and subsequent quarterly reports.

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Contacts:
Guided Therapeutics: Bill Wells – 770-242-8723	Investors: Alison Ziegler, Cameron Associates – 212-554-5469
Media: Katie Brazel, Fleishman-Hillard – 404-739-0150	Financial Media: Deanne Eagle, Cameron Associates – 917-837-5866